Exhibit 99.3

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2003	2002	2001
	(dollars in thousands)
Revenues
Premiums and policy fees	$1,653,609	$1,548,201	$1,389,819
Reinsurance ceded	(917,935)	(738,158)	(771,151)
Net of reinsurance ceded	735,674	810,043	618,668
Net investment income	980,743	971,808	835,203
Realized investment gains (losses)
Derivative financial instruments	8,249	(4,708)	2,182
All other investments	66,764	12,314	(6,123)
Other income	46,825	41,483	38,578
Total revenues	1,838,255	1,830,940	1,488,508
Benefits and expenses
Benefits and settlement expenses (net of reinsurance ceded: 2003 – $918,275; 2002 – $699,808; 2001 – $609,996)	1,124,077	1,167,085	972,624
Amortization of deferred policy acquisition costs	225,107	267,662	147,058
Amortization of goodwill	0	0	2,827
Other operating expenses (net of reinsurance ceded: 2003 – $142,181; 2002 – $177,509; 2001 – $167,243)	139,099	154,570	152,041
Total benefits and expenses	1,488,283	1,589,317	1,274,550
Income from continuing operations before income tax	349,972	241,623	213,958
Income tax expense
Current	42,491	75,335	118,421
Deferred	75,441	8,894	(47,964)
Total income tax expense	117,932	84,229	70,457
Net income from continuing operations before cumulative effect of change in accounting principle	232,040	157,394	143,501
Loss from discontinued operations, net of income tax	0	0	(9,856)
Loss from sale of discontinued operations, net of income tax	0	0	(17,754)
Net income before cumulative effect of change in accounting principle	232,040	157,394	115,891
Cumulative effect of change in accounting principle, net of income tax	0	0	(8,341)
Net income	$232,040	$157,394	$107,550

See Notes to Consolidated Financial Statements.

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31
	2003	2002
	(dollars in thousands)

Assets
Investments:
Fixed maturities, at market (amortized cost: 2003 – $12,314,822; 2002 – $11,212,765)	$12,927,520	$11,655,465
Equity securities, at market (cost: 2003 – $29,169; 2002 – $51,095)	30,521	48,799
Mortgage loans	2,733,722	2,518,151
Investment real estate, net of accumulated depreciation (2003 – $1,314; 2002 – $1,099)	13,152	15,499
Policy loans	502,748	543,161
Other long-term investments	244,913	210,381
Short-term investments	510,635	447,155
Total investments	16,963,211	15,438,611
Cash	111,059	85,850
Accrued investment income	184,439	180,950
Accounts and premiums receivable, net of allowance for uncollectible amounts (2003 – $2,617; 2002 – $2,825)	43,095	50,544
Reinsurance receivables	2,308,153	2,333,800
Deferred policy acquisition costs	1,863,568	1,709,254
Goodwill	35,143	35,143
Property and equipment	43,156	38,878
Other assets	198,581	262,127
Assets related to separate accounts
Variable annuity	2,045,038	1,513,824
Variable universal life	171,408	114,364
Other	4,361	4,330
	$23,971,212	$21,767,675

See Notes to Consolidated Financial Statements.

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS

(continued)

	December 31
	2003	2002
	(dollars in thousands)
Liabilities
Policy liabilities and accruals
Future policy benefits and claims	$8,950,091	$8,247,296
Unearned premiums	743,727	843,166
Total policy liabilities and accruals	9,693,818	9,090,462
Stable value product account balances	4,676,531	4,018,552
Annuity account balances	3,480,577	3,697,495
Other policyholders’ funds	158,359	174,665
Other liabilities	764,097	620,731
Accrued income taxes	5,718	36,859
Deferred income taxes	339,273	206,845
Notes payable	2,234	2,264
Indebtedness to related parties	0	2,000
Liabilities related to separate accounts
Variable annuity	2,045,038	1,513,824
Variable universal life	171,408	114,364
Other	4,361	4,330
Total liabilities	21,341,414	19,482,391

Commitments and contingent liabilities – Note G
Share-owner’s equity
Preferred Stock, $1 par value shares authorized and issued: 2,000, liquidation preference $2,000	2	2
Common Stock, $1 par value shares authorized and issued: 5,000,000	5,000	5,000
Additional paid-in capital	863,819	846,619
Note receivable from PLC Employee Stock Ownership Plan	(3,426)	(3,838)
Retained earnings	1,431,818	1,201,587
Accumulated other comprehensive income
Net unrealized gains on investments (net of income tax: 2003 – $177,642; 2002 – $128,145)	329,907	237,983
Accumulated gain (loss) – hedging (net of income tax: 2003 – $1,442; 2002 – $(1,114))	2,678	(2,069)
Total share-owner’s equity	2,629,798	2,285,284
	$23,971,212	$21,767,675

See Notes to Consolidated Financial Statements.

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF SHARE-OWNER’S EQUITY

(dollars in thousands)	Preferred Stock	Common Stock	Additional Paid-In Capital	Note Receivable From PLC ESOP	Retained Earnings	Net Unrealized Gains (Losses) on Investments	Accumulated Gain (Loss) - Hedging	Total Share- Owner’s Equity

Balance, December 31, 2000	$2	$5,000	$651,419	$(4,841)	$939,745	$(51,370)	$0	$1,539,955
Net income for 2001					107,550			107,550
Change in net unrealized gains/losses on investments (net of income tax - $52,019)						96,607		96,607
Reclassification adjustment for amounts included in net income (net of income tax - $2,143)						3,980		3,980
Transition adjustment on derivative financial instruments (net of income tax - $2,127)						3,951		3,951
Comprehensive income for 2001								212,088
Capital contribution			134,000					134,000
Common dividend – transfer of subsidiary to PLC (See Note A)					(2,052)			(2,052)
Preferred dividend ($500.00 per share)					(1,000)			(1,000)
Decrease in note receivable from PLC ESOP				342				342
Balance, December 31, 2001	2	5,000	785,419	(4,499)	1,044,243	53,168	0	1,883,333
Net income for 2001					157,394			157,394
Change in net unrealized gains/losses on investments (net of income tax - $103,826)						192,819		192,819
Reclassification adjustment for amounts included in net income (net of income tax - $2,143
Transition adjustment on derivative financial instruments (net of income tax - $(4,310))						(8,004)		(8,004)
Change in accumulated gain (loss) – hedging (net of income tax - $(1,114))							(2,069)	(2,069)
Comprehensive income for 2002								340,140
Capital contribution			61,200					61,200
Preferred dividend ($25.00 per share)					(50)			(50)
Decrease in note receivable from PLC ESOP				661				661
Balance, December 31, 2002	2	5,000	846,619	(3,838)	1,201,587	237,983	(2,069)	2,285,284
Net income for 2003					232,040			232,040
Change in net unrealized gains/losses on investments (net of income tax - $72,865)						135,321		135,321
Reclassification adjustment for amounts included in net income (net of income tax - $(23,367))						(43,397)		(43,397)
Change in accumulated gain (loss) hedging (net of income tax - $2,556)							4,747	4,747
Comprehensive income for 2003								328,711
Capital contribution			17,200					17,200
Common dividend					(1,809)			(1,809)
Decrease in note receivable from PLC ESOP				412				412
Balance December 31, 2003	$2	$5,000	$863,819	$(3,426)	$1,431,818	$329,907	$2,678	$2,629,798

See notes to consolidated financial statements

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2003	2002	2001
	(dollars in thousands)
Cash flows from operating activities
Net income	$232,040	$157,394	$107,550
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment (gains) losses	(66,764)	(12,314)	6,123
Amortization of deferred policy acquisition costs	225,107	239,490	154,383
Capitalization of deferred policy acquisition costs	(381,667)	(437,325)	(317,626)
Depreciation expense	11,637	10,409	11,651
Deferred income taxes	75,441	8,894	(40,970)
Accrued income taxes	(31,141)	(88,976)	139,016
Amortization of goodwill	0	0	8,328
Loss from sale of discontinued operations	0	0	17,754
Interest credited to universal life and investment products	647,695	900,930	944,098
Policy fees assessed on universal life and investment products	(324,773)	(268,191)	(222,415)
Change in accrued investment income and other receivables	29,607	(303,497)	(238,097)
Change in policy liabilities and other policyholder funds of traditional life and health products	500,871	493,714	444,119
Change in other liabilities	(190,896)	93,368	132,497
Other (net)	55,437	89,556	11,024
Net cash provided by operating activities	782,594	883,452	1,157,435
Cash flows from investing activities
Investments available for sale, net of short-term investments:
Maturities and principal reductions of investments	4,615,096	3,617,235	1,979,245
Sale of investments	7,539,673	15,267,722	7,696,212
Cost of investments acquired	(13,185,410)	(20,014,789)	(10,881,064)
Increase in mortgage loans, net	(215,571)	(5,308)	(244,620)
Decrease (increase) in investment real estate, net	2,347	8,674	(11,607)
Decrease (increase) in policy loans, net	40,413	(21,320)	(291,313)
Increase in other long-term investments, net	(34,532)	(109,695)	(34,040)
Decrease (increase) in short-term investments, net	270,782	(218,759)	(55,697)
Acquisitions and bulk reinsurance assumptions	0	130,515	(118,557)
Purchase of property and equipment	(15,915)	(8,934)	(10,029)
Sale of discontinued operations, net of cash transferred	0	0	216,031
Net cash used in investing activities	(983,117)	(1,354,659)	(1,755,439)
Cash flows from financing activities
Borrowings under line of credit arrangements and long-term debt	5,829,066	2,050,772	2,574,954
Capital contribution from PLC	17,200	60,785	134,000
Principal payments on line of credit arrangement and long-term debt	(5,829,096)	(2,167,799)	(2,457,979)
Principal payment on surplus note to PLC	(2,000)	(4,000)	(4,000)
Dividends to share owner	0	(50)	(1,000)
Investment product deposits and change in universal life deposits	2,721,579	1,687,213	1,735,653
Investment product withdrawals	(2,511,017)	(1,177,030)	(1,315,179)
Net cash provided by financing activities	225,732	449,891	666,449
Increase (decrease) in cash	25,209	(21,316)	68,445
Cash at beginning of year	85,850	107,166	38,721
Cash at end of year	$111,059	$85,850	$107,166

See notes to consolidated financial statements.

PROTECTIVE LIFE INSURANCE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in tables are in thousands)

Note A — SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements of Protective Life Insurance Company and subsidiaries (Protective) are prepared on the basis of accounting principles generally accepted in the United States of America.  Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities.  (See also Note B.)

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses.  Actual results could differ from these estimates.

ENTITIES INCLUDED

The consolidated financial statements include the accounts, after intercompany eliminations, of Protective Life Insurance Company and its wholly-owned subsidiaries.  Protective is a wholly-owned subsidiary of Protective Life Corporation (PLC), an insurance holding company.

On May 1, 2001, PLC transferred its ownership of five companies (that marketed prepaid dental products) to Protective.  Protective has recorded these transactions on a pooling of interests basis whereby Protective’s financial statements reflect the consolidation of the contributed entities as if they had been wholly owned by Protective for all periods in which common control existed.

On December 31, 2001, Protective sold substantially all of the companies transferred from PLC as part of the sale of the Dental Benefits Division.  For more information see the discussion under the heading “Discontinued Operations” included in Note A herein.

NATURE OF OPERATIONS

Protective provides financial services through the production, distribution, and administration of insurance and investment products.  Protective markets individual life insurance, credit life and disability insurance, guaranteed investment contracts, guaranteed funding agreements, fixed and variable annuities, and extended service contracts throughout the United States.  Protective also maintains a separate division devoted to the acquisition of insurance policies from other companies.

The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to changing competition, economic conditions, interest rates, investment performance, insurance ratings, claims, persistency, and other factors.

RECENTLY ISSUED ACCOUNTING STANDARDS

On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”.  SFAS No. 133, as amended by SFAS Nos. 137, 138, and 149, requires Protective to record all derivative financial instruments at fair value on the balance sheet.  Changes in fair value of a derivative instrument are reported in net income or other comprehensive income, depending on the designated use of the derivative instrument.  The adoption of SFAS No. 133 resulted in a cumulative charge to net income, net of income tax, of $8.3 million and a cumulative after-tax increase to other comprehensive income of $4.0 million on January 1, 2001.  The charge to net income and increase to other comprehensive income primarily resulted from the recognition of derivative instruments embedded in Protective’s corporate bond portfolio.  In addition, the charge to net income includes the recognition of the ineffectiveness on existing hedging relationships including the difference in spot and forward exchange rates related to foreign currency swaps used as an economic hedge of foreign-currency-denominated stable value contracts.  The adoption of SFAS No. 133 has introduced volatility into Protective’s reported net income and other comprehensive income depending on market conditions and Protective’s hedging activities.

On January 1, 2002, Protective adopted SFAS No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets.  The standard replaces the requirement to amortize goodwill with one that calls for an annual impairment test, among other provisions.  Protective has performed an impairment test and determined that its goodwill was not impaired at October 31, 2003, and 2002.  The following table illustrates adjusted income from continuing operations before cumulative effect of change in accounting principle as if this pronouncement was adopted as of January 1, 2001:

	Year Ended December 31
	2003	2002	2001
Adjusted net income:
Income from continuing operations before cumulative effect of change in accounting principle	$232,040	$157,394	$143,501
Add back amortization of goodwill, net of income tax			1,838
Adjusted income from continuing operations before cumulative effect of change in accounting principle	232,040	157,394	145,339
Loss from discontinued operations, net of income tax			(9,856)
Loss from sale of discontinued operations, net of income tax			(17,754)
Adjusted net income before cumulative effect of change in accounting principle	232,040	157,394	117,729
Cumulative effect of change in accounting principle, net of income tax			(8,341)
Adjusted net income	$232,040	$157,394	$109,388

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which was revised in December 2003.  FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties.  The effective date of FIN 46 is March 31, 2004, for Protective.  Protective is currently evaluating the impact of FIN 46 on entities to be consolidated as of March 31, 2004.  Although Protective does not expect the implementation of the provisions of FIN 46, on March 31, 2004, to have a material impact on its results of operations, had the provisions been effective at December 31, 2003, Protective’s reported assets and liabilities would have increased by approximately $70 million.

On October 1, 2003, Protective adopted Derivatives Implementation Group Issue No. B36, “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments” (DIG B36).  DIG B36 requires the bifurcation of embedded derivatives within certain modified coinsurance and funds withheld coinsurance arrangements that expose the creditor to credit risk of a company other than the debtor, even if the debtor owns as investment assets the third-party securities to which the creditor is exposed.  The adoption did not have a material impact on its financial condition or results of operations.

In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.”  SOP 03-1 is effective for fiscal years beginning after December 15, 2003.  SOP 03-1 provides guidance related to the reporting and disclosure of certain insurance contracts and separate accounts, including the calculation of guaranteed minimum death benefits (GMDB).  SOP 03-1 also addresses the capitalization and amortization of sales inducements to contract holders.  Had the provision been effective at December 31, 2003, Protective would have reported a GMDB accrual $0.3 million higher than currently reported.  Although the original intent of SOP 03-1 was to address the accounting for contract provisions not addressed by SFAS No. 97, such as guaranteed minimum death benefits within a variable annuity contract, it appears that SOP 03-1 contains language that may impact the accounting for universal life products in a material way.  The life insurance industry and some insurance companies have filed letters with the American Institute of Certified Public Accountants seeking clarification, guidance, delay and/or revision to more appropriately reflect the underlying economic issues of universal life insurance products.  Protective is currently evaluating the impact of SOP 03-1 on the accounting for its universal life products.

On December 31, 2003, Protective adopted SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised by the FASB in December 2003.  The FASB revised disclosure requirements for pension plans and other postretirement benefit plans to require more information.  The revision of SFAS No. 132 did not have a material effect on Protective’s financial position or results of operations.

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act).  The Medicare Act introduces a prescription drug benefit for Medicare-eligible retirees in 2006, as well as a federal subsidy to plan sponsors that provide prescription drug benefits.  In accordance with FASB Staff Position No. 106-1,

Protective has elected to defer recognizing the effects of the Medicare Act for its postretirement plans under FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” until authoritative guidance on accounting for the federal subsidy is issued.  Protective anticipates that the Medicare Act will not have a material impact on the financial results of Protective; therefore the costs reported in Note L to the Consolidated Financial Statements do not reflect these changes.  The final accounting guidance could require changes to previously reported information.

INVESTMENTS

Protective has classified all of its investments in fixed maturities, equity securities, and short-term investments as “available for sale.”

Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:

•            Fixed maturities (bonds and redeemable preferred stocks) — at current market value.  Where market values are unavailable, Protective obtains estimates from independent pricing services or estimates market value based upon a comparison to quoted issues of the same issuer or issues of other issuers with similar terms and risk characteristics.

•            Equity securities (common and nonredeemable preferred stocks) — at current market value.

•            Mortgage loans — at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.

•            Investment real estate — at cost, less allowances for depreciation computed on the straight-line method.  With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.

•            Policy loans — at unpaid balances.

•            Other long-term investments — at a variety of methods similar to those listed above, as deemed appropriate for the specific investment.

•            Short-term investments — at cost, which approximates current market value, except collateral from securities lending which is recorded at current market value.

Estimated market values were derived from the durations of Protective’s fixed maturities and mortgage loans.  Duration measures the relationship between changes in market value to changes in interest rates.  While these estimated market values generally provide an indication of how sensitive the market values of Protective’s fixed maturities and mortgage loans are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

Substantially all short-term investments have maturities of three months or less at the time of acquisition and include approximately $0.6 million in bank deposits voluntarily restricted as to withdrawal.

The market values of fixed maturities increase or decrease as interest rates fall or rise.  As prescribed by generally accepted accounting principles, investments deemed as “available for sale” are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owner’s equity.

Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.

DERIVATIVE FINANCIAL INSTRUMENTS

Protective utilizes a risk management strategy that incorporates the use of derivative financial instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

Combinations of interest rate swap contracts, futures contracts, and option contracts are sometimes used to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities.  Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date.  Interest rate futures generally involve exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time.  Protective uses interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to modify the interest characteristics of certain investments and liabilities.  Swap contracts are also used to alter the effective durations of assets and liabilities.  Protective uses foreign currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

Derivative instruments expose Protective to credit and market risk.  Protective minimizes its credit risk by entering into transactions with highly rated counterparties.  Protective manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

Protective monitors its use of derivatives in connection with its overall asset/liability management programs and procedures.  Protective’s asset/liability committee is responsible for implementing various strategies to mitigate or eliminate certain financial and market risks.  These strategies are developed through the committee’s analysis of data from financial simulation models and other internal and industry sources and are then incorporated into Protective’s overall interest rate and currency exchange risk management strategies.

All derivatives are recognized on the balance sheet (in “other long-term investments” or “other liabilities”) at their fair value (primarily estimates from independent pricing services).  On the date the derivative contract is entered into, Protective designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair-value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash-flow” hedge), or (3) as a derivative either held for investment purposes or held as an instrument designed to mitigate the economic changes in value or cash flows of another instrument (“other” derivative).  Changes in the fair value of a derivative that is highly effective as – and that is designated and qualifies as – a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current-period earnings.  Changes in the fair value of a derivative that is highly effective as – and that is designated and qualified as – a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows.  Changes in the fair value of other derivatives are recognized in current earnings and reported in “Realized investment gains (losses) – derivative financial instruments” in Protective’s consolidated condensed statements of income.

Protective formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions.  This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.  Protective also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.  When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, Protective discontinues hedge accounting prospectively, as discussed below.

Protective discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) because a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value.  When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings.  When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will remain therein until such time as they are reclassified to earnings as originally forecasted to occur. In all situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

Fair-Value Hedges.  During 2003, there were no fair value hedges outstanding.  In 2002 and 2001, Protective designated, as fair value hedges, callable interest rate swaps used to modify the interest characteristics of certain stable value contracts. In assessing hedge effectiveness, Protective excludes the embedded call option’s time value component from each derivative’s total gain or loss.  In 2002 and 2001, total measured ineffectiveness for the fair value hedging relationships was insignificant while the excluded time value component resulted in a pre-tax gain of $0 and $1.3 million, respectively.  Both the measured ineffectiveness and the excluded time value component are reported in “Realized Investment Gains (Losses) – Derivative Financial Instruments” in Protective’s consolidated statements of income.

Cash-Flow Hedges.  Protective has entered into a foreign currency swap to hedge the risk of changes in the value of interest and principal payments to be made on certain of its foreign-currency-based stable value contracts.  Under the terms of the swap, Protective pays a fixed U.S.-dollar-denominated rate and receives a fixed foreign-currency-denominated rate.  Effective July 1, 2002, Protective designated this swap as a cash flow hedge and therefore recorded the change in the fair value of the swap during the period in accumulated other comprehensive income.  In 2003 and 2002, a pretax loss of $66.0 million and $19.8 million, respectively, representing the change in fair value of the hedged contracts, and a gain of like amount representing the application of hedge accounting to this transaction, were recorded in “Realized Investment Gains (Losses) – Derivative Financial Instruments” in Protective’s consolidated condensed statements of income.  For the years ended December 31, 2003 and 2002, the amount of the hedge’s ineffectiveness reported in income was a $0.3 million gain and an immaterial loss, respectively.  Additionally, as of December 31, 2003 and 2002, Protective reported an increase to accumulated other comprehensive income of $2.7 million (net of income tax of $1.4 million) and a reduction to accumulated other comprehensive income of $2.1 million (net of income tax of $1.1 million), respectively, related to its derivative designated as a cash flow hedge.  During 2004, Protective expects to reclassify out of accumulated other comprehensive income and into earnings, as a reduction of interest expense, approximately $3.4 million.

Other Derivatives.  Protective uses certain interest rate swaps, caps, floors, swaptions, options and futures contracts to mitigate or eliminate exposure to changes in value or cash flows of outstanding mortgage loan commitments and certain owned investments.  In 2003, 2002, and 2001, Protective recognized net pre-tax gains of $4.2 million, $5.3 million, and $2.7 million, respectively, representing the change in fair value of these derivative instruments as well as a realized gain or loss on contracts closed during the period.

On its foreign currency swaps, Protective recognized a $2.6 million pre-tax gain in 2003 while recognizing a $1.9 million foreign exchange pre-tax loss on the related foreign-currency-denominated stable value contracts.  In 2002, Protective recognized a $70.8 million pre-tax gain on its foreign currency swaps; while recognizing a $74.9 million foreign exchange pre-tax loss on the related foreign-currency-denominated stable value contracts.  In 2001, Protective recognized an $8.2 million pre-tax loss on its foreign currency swaps while recognizing an $11.2 million foreign exchange pre-tax gain on the related foreign-currency-denominated stable value contracts.  The net gain, net loss and net gain in 2003, 2002 and 2001, respectively, primarily results from the difference in the forward and spot exchange rates used to revalue the currency swaps and the stable value contracts, respectively.  The net gains and losses are reflected in “Realized Investment Gains (Losses) – Derivative Financial Instruments” in Protective’s consolidated statements of income.

Protective has entered into asset swap arrangements to, in effect, sell the equity options embedded in owned convertible bonds in exchange for an interest rate swap that converts the remaining host bond to a variable rate instrument.  In 2003, 2002, and 2001, Protective recognized pre-tax gains of $3.0 million, $2.0 million, and $12.2 million, respectively, for the change in the asset swaps’ fair value and recognized a $0.1 million pre-tax gain, a $7.8 million pre-tax loss, and a $16.9 million pre-tax loss, respectively, to separately record the embedded equity options at fair value.

At December 31, 2003, contracts with a notional amount of $2.2 billion were in a $169.0 million net gain position.  At December 31, 2002, contracts with a notional amount of $6.0 billion were in an $83.9 million net gain position.

Protective’s derivative financial instruments are with highly rated counterparties.

CASH

Cash includes all demand deposits reduced by the amount of outstanding checks and drafts.  Protective has deposits with certain financial institutions which exceed federally insured limits.  Protective has reviewed the credit worthiness of these financial institutions and believes there is minimal risk of a material loss.

DEFERRED POLICY ACQUISITION COSTS

Commissions and other costs of acquiring traditional life and health insurance, credit insurance, universal life insurance, and investment products that vary with and are primarily related to the production of new business, have been deferred.  Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to the present value of the total anticipated premium income.  Credit insurance acquisition costs are being amortized in proportion to earned premium.  Acquisition costs for universal life and investment products are amortized over the lives of the policies in relation to the present value of estimated gross profits before amortization.  Under SFAS No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments,” Protective makes certain assumptions regarding the mortality, persistency, expenses, and interest rates (equal to the rate used to compute liabilities for future policy benefits; currently 2.6% to 9.4%) it expects to experience in future periods.  These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from that assumed.  Additionally, relating to SFAS No. 115, these costs have been adjusted by an amount equal to the amortization that would have been recorded if unrealized gains or losses on investments associated with Protective’s universal life and investment products had been realized.

The cost to acquire blocks of insurance representing the present value of future profits from such blocks of insurance is also included in deferred policy acquisition costs.  Protective amortizes the present value of future profits over the premium payment period, including accrued interest of up to approximately 8%.  The unamortized present value of future profits for all acquisitions was approximately $502.2 million and $542.5 million at December 31, 2003 and 2002, respectively.  During 2003, no present value of profits was capitalized and $40.3 million was amortized.  During 2002, $62.5 million of present value of future profits was capitalized (relating to acquisitions and adjustments made during the year), a $2.1 million reduction came from the sale of a small subsidiary, and $41.3 was amortized.

The expected amortization of the present value of future profits for the next five years is as follows:

Year	Expected Amortization

2004	$32,400
2005	30,700
2006	29,200
2007	28,000
2008	26,800

GOODWILL

The goodwill balance at December 31, 2003 and 2002, was $35.1 million.  At October 31, 2003 and 2002, Protective evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary in accordance with SFAS No. 142.

PROPERTY AND EQUIPMENT

Property and equipment are reported at cost less accumulated depreciation. Protective primarily uses the straight-line method of depreciation based upon the estimated useful lives of the assets.  Protective’s Home Office building is depreciated over a thirty-nine year useful life, furniture is depreciated over a ten year useful life, office equipment and machines are depreciated over a five year useful life, and software and computers are depreciated over a three year useful life.  Major repairs or improvements are capitalized and depreciated over the estimated useful lives of the assets. Other repairs are expensed as incurred.  The cost and related accumulated depreciation of property and equipment sold or retired are removed from the accounts, and resulting gains or losses are included in income.

Property and equipment consisted of the following at December 31:

	2003	2002

Home office building	$48,678	$45,297
Other, principally furniture and equipment	76,461	67,059
	125,139	112,356
Accumulated depreciation	81,983	73,478
	$43,156	$38,878

SEPARATE ACCOUNTS

The assets and liabilities related to separate accounts in which Protective does not bear the investment risk are valued at market and reported separately as assets and liabilities related to separate accounts in the accompanying consolidated financial statements.

STABLE VALUE PRODUCT ACCOUNT BALANCES

Protective markets guaranteed investment contracts (GICs) to 401(k) and other qualified retirement savings plans, and fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments, and money market funds.  Through its registered funding agreement-backed note program, Protective is able to offer secured notes to both institutional and retail investors.  During the fourth quarter of 2003, Protective registered a funding agreement-backed notes program with the SEC.  GICs are generally contracts that specify a return on deposits for a specified period and often provide flexibility for withdrawals at book value in keeping with the benefits provided by the plan.  Stable value product account balances include GICs and funding agreements issued by Protective as well as the obligations of consolidated special purpose trusts or entities formed to purchase funding agreements issued by Protective.  At December 31, 2003 and 2002 Protective had $2.8 billion and $2.2 billion of stable value contract account balances marketed through structured programs.  Most GICs and funding agreements written by Protective have maturities of three to seven years.  At December 31, 2003, future maturities of stable value contracts were $1.2 billion in 2004, $2.0 billion in 2005-2006, $1.4 billion in 2007-2008, and $123.1 million after 2008.

REVENUES AND BENEFITS EXPENSE

Traditional Life, Health, and Credit Insurance Products:

Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits, and they include whole life insurance policies, term and term-like life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies.  Life insurance and immediate annuity premiums are recognized as revenue when due.  Health and credit insurance premiums are recognized as revenue over the terms of the policies.  Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts.  This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.  Gross premiums in excess of net premiums related to immediate annuities are deferred and recognized over the life of the policy.

Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on Protective’s experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation.  Reserve investment yield assumptions on December 31, 2003 were 6.98%.  The liability for future policy benefits and claims on traditional life, health, and credit insurance products includes estimated unpaid claims that have been reported to Protective and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.

Activity in the liability for unpaid claims is summarized as follows:

	2003	2002	2001

Balance beginning of year	$116,214	$100,023	$109,973
Less reinsurance	54,765	33,723	25,830
Net balance beginning of year	61,449	66,300	84,143
Incurred related to:
Current year	266,676	258,612	383,371
Prior year	(1,783)	(338)	(1,080)
Total incurred	264,893	258,274	382,291
Paid related to:
Current year	261,311	243,206	312,748
Prior year	(1,406)	22,528	81,220
Total paid	259,905	265,734	393,968
Other changes:
Acquisitions and reserve transfers	0	2,609	(6,166)
Net balance end of year	66,437	61,449	66,300
Plus reinsurance	55,395	54,765	33,723
Balance end of year	$121,832	$116,214	$100,023

Universal Life and Investment Products:

Universal life and investment products include universal life insurance, guaranteed investment contracts, deferred annuities, and annuities without life contingencies.  Premiums and policy fees for universal life and investment products consist of fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders.  Such fees are recognized when assessed and earned.  Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies.  Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances.  Interest rates credited to universal life products ranged from 4.6% to 6.5% and investment products ranged from 2.6% to 9.4% in 2003.

Protective’s accounting policies with respect to variable universal life and variable annuities are identical except that policy account balances (excluding account balances that earn a fixed rate) are valued at market and reported as components of assets and liabilities related to separate accounts.

INCOME TAXES

Protective uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes.  Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis of assets and liabilities determined for financial reporting purposes and the basis for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.

DISCONTINUED OPERATIONS

On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division) and discontinued other remaining Dental Division related operations, primarily other health insurance lines.

The operating results and charges related to the sale of the Dental Division and discontinuance of other related operations at December 31 are as follows:

	2003	2002	2001

Total revenues	$12,293	$15,809	$350,988
Loss before income taxes from discontinued operations	$0	$0	$(12,749)
Income tax benefit	0	0	2,893
Loss from discontinued operations	$0	$0	$(9,856)
Gain from sale of discontinued operations before income tax			$27,221
Income tax expense related to sale			(44,975)
Loss from sale of discontinued operations			$(17,754)

Assets and liabilities related to the discontinued lines of business of approximately $57.1 million remain at December 31, 2003.

SUPPLEMENTAL CASH FLOW INFORMATION

The following table sets forth supplemental cash flow information for the years ended December 31:

	2003	2002	2001

Cash paid during the year:
Interest on debt	$1,582	$987	$1,390
Income taxes	66,082	125,039	27,395
Noncash investing and financing activities:
Reduction of principal on note from ESOP	$412	$661	$342
Common dividend	(1,809)	0	0
Acquisitions, related reinsurance transactions and subsidiary transfer:
Assets acquired	$0	$358,897	$2,549,484
Liabilities assumed	0	(489,412)	(2,430,927)
Net	$0	$(130,515)	$118,557

RECLASSIFICATIONS

Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year.  Such reclassifications had no effect on previously reported net income or share-owners’ equity.

Note B —STATUTORY REPORTING PRACTICES AND OTHER REGULATORY MATTERS

Financial statements prepared in conformity with accounting principles generally accepted in the United States of America differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities.  The most significant differences are as follows: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations as incurred; (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, interest, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions; (c) deferred income taxes are not subject to statutory limitations as to amounts recognized and are recognized through earnings as opposed to being charged to share-owners’ equity; (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to share-owners’ equity; (e) furniture and equipment, agents’ debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted assets); (f) certain items of interest income, such as mortgage and bond discounts, are amortized differently; and (g) bonds are recorded at their market values instead of amortized cost.  The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles (Codification).  Codification changed statutory accounting rules in several areas and was effective January 1, 2001.  The adoption of Codification did not have a material effect on Protective’s statutory capital.

Net income and share-owner’s equity prepared in conformity with statutory reporting practices to that reported in the accompanying consolidated financial statements are as follows:

	Net Income			Share-Owner’s Equity
	2003	2002	2001	2003	2002	2001

In conformity with statutory reporting practices(1)	$274,244	$(2,418)	$163,181	$1,135,942	$852,645	$775,138
In conformity with generally accepted accounting principles	$232,040	$157,394	$107,550	$2,629,798	$2,285,284	$1,883,333

(1)                        Consolidated

As of December 31, 2003, Protective had on deposit with regulatory authorities, fixed maturity and short-term investments with a market value of approximately $74.8 million.

Note C — INVESTMENT OPERATIONS

Major categories of net investment income for the years ended December 31 are summarized as follows:

	2003	2002	2001

Fixed maturities	$738,503	$673,393	$609,578
Equity securities	2,321	3,500	2,247
Mortgage loans	208,983	218,165	208,830
Investment real estate	2,854	881	2,094
Policy loans	42,092	37,463	31,763
Other	46,561	95,575	32,795
	1,041,314	1,028,977	887,307
Investment expenses	60,571	57,169	52,104
	$980,743	$971,808	$835,203

Realized investment gains (losses) for all other investments for the years ended December 31 are summarized as follows:

	2003	2002	2001

Fixed maturities	$66,101	$12,606	$(4,693)
Equity securities	(1,372)	65	2,462
Mortgage loans and other investments	2,035	(357)	(3,892)
	$66,764	$12,314	$(6,123)

In 2003, gross gains on the sale of investments available for sale (fixed maturities, equity securities, and short-term investments) were $90.3 million, and gross losses were $25.6 million.  In 2002, gross gains were $73.0 million, and gross losses were $60.3 million.  In 2001, gross gains were $27.5 million, and gross losses were $29.7 million.

Each quarter Protective reviews investments with material unrealized losses and tests for other-than-temporary impairments.  Protective analyzes various factors to determine if any specific other-than-temporary asset impairments exist.  Once a determination has been made that a specific other-than-temporary impairment exists, a realized loss is incurred and the cost basis of the impaired asset is adjusted to its fair value.  During 2003, 2002 and 2001, respectively, Protective recorded other-than-temporary impairments in its investments of $13.6 million, $17.8 million and $12.6 million, respectively.

Realized investment gains (losses) for derivative financial instruments for the years ended December 31 are summarized as follows:

	2003	2002	2001
Derivative financial instruments	$8,249	$(4,708)	$2,182

The amortized cost and estimated market values of Protective’s investments classified as available for sale at December 31 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
2003
Fixed maturities:
Bonds:
Mortgage-backed securities	$4,491,392	$132,984	$(36,112)	$4,588,264
United States Government and authorities	83,834	6,538	(119)	90,253
States, municipalities, and political subdivision	25,349	1,738	(1)	27,086
Public utilities	1,389,389	96,926	(10,776)	1,475,539
Convertibles and bonds with warrants	43,384	743	(277)	43,850
All other corporate bonds	6,278,517	455,323	(34,476)	6,699,364
Redeemable preferred stocks	2,957	207	0	3,164
	12,314,822	694,459	(81,761)	12,927,520
Equity securities	29,169	1,881	(529)	30,521
Short-term investments	510,635	0	0	510,635
	$12,854,626	$696,340	$(82,290)	$13,468,676
2002
Fixed maturities:
Bonds:
Mortgage-backed securities	$4,168,026	$199,316	$(28,311)	$4,339,031
United States Government and authorities	90,647	5,752	0	96,399
States, municipalities, and political subdivision	27,005	2,349	0	29,354
Public utilities	1,153,710	61,831	(42,139)	1,173,402
Convertibles and bonds with warrants	115,728	2,656	(5,872)	112,512
All other corporate bonds	5,655,949	348,809	(101,818)	5,902,940
Redeemable preferred stocks	1,700	127	0	1,827
	11,212,765	620,840	(178,140)	11,655,465
Equity securities	51,095	2,409	(4,705)	48,799
Short-term investments	447,155	0	0	447,155
	$11,711,015	$623,249	$(182,845)	$12,151,419

The amortized cost and estimated market values of fixed maturities at December 31, 2003 by expected maturity, are shown as follows.  Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.

	Estimated Amortized Cost	Estimated Market Values

Due in one year or less	$543,623	$553,550
Due after one year through five years	2,540,318	2,632,788
Due after five years through ten years	3,566,765	3,771,510
Due after ten years	5,664,116	5,969,672
	$12,314,822	$12,927,520

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Market Value	Unrealized Loss	Market Value	Unrealized Loss	Market Value	Unrealized Loss

Mortgage-backed securities	$653,360	$(12,329)	$100,397	$(23,784)	$753,757	$(36,113)
US Government	15,763	(119)	0	0	15,763	(119)
State, municipalities, etc.	488	(1)	0	0	488	(1)
Public utilities	286,552	(10,080)	18,165	(696)	304,717	(10,776)
Convertible bonds	21,409	(167)	229	(111)	21,638	(278)
Other corporate bonds	940,949	(25,414)	83,757	(9,077)	1,024,706	(34,491)
Equities	102	(45)	2,870	(467)	2,972	(512)
	$1,918,623	$(48,155)	$205,418	$(34,135)	$2,124,041	$(82,290)

Protective considers the impairment of securities that have been in an unrealized loss position for less than 12 months to be temporary.  Protective believes that it will collect all amounts contractually due and has the intent and the ability to hold these securities until maturity.

For mortgage-backed securities in an unrealized loss position for greater than 12 months, $23.3 million of the unrealized loss relates to securities issued in Protective-sponsored commercial loan securitizations.  Protective does not consider these unrealized loss positions to be other-than-temporary, because the underlying mortgage loans continue to perform consistently with Protective’s original expectations.

The corporate bonds category has gross unrealized losses of $9.1 million at December 31, 2003, composed of $2.8 million of electrical industry securities, $5.0 million of transportation industry securities, and $1.3 million of other industry securities.  The aggregate decline in market value of these securities was deemed temporary due to positive factors supporting the recoverability of the respective investments.  Positive factors considered included credit ratings, the financial health of the investee, the continued access of the investee to capital markets, and other pertinent information.

At December 31, 2003 and 2002, Protective had bonds which were rated less than investment grade of $983.1 million and $860.6 million, respectively, having an amortized cost of $978.9 million and $960.8 million, respectively.  At December 31, 2003, approximately $66.9 million of the bonds rated less than investment grade were securities issued in Protective-sponsored commercial mortgage loan securitizations.  Approximately $1,956.7 million of bonds are not publicly traded.

The change in unrealized gains (losses), net of income tax, on fixed maturity and equity securities for the years ended December 31 is summarized as follows:

	2003	2002	2001

Fixed maturities	$110,499	$227,283	$108,307
Equity securities	2,371	(480)	715

Protective participates in securities lending, primarily as an investment yield enhancement, whereby securities that are held as investments are loaned to third parties for short periods of time.  Protective requires collateral of 102% of the market value of the loaned securities to be separately maintained.  The loaned securities’ market value is monitored, on a daily basis, with additional collateral obtained as necessary.  At December 31, 2003, securities with a market value of $324.5 million were loaned under these agreements.  As collateral for the loaned securities, Protective receives short-term investments, which are recorded in “short-term investments” with a corresponding liability recorded in “other liabilities” to account for Protective’s obligation to return the collateral.

At December 31, 2003, all of Protective’s mortgage loans were commercial loans of which 75% were retail, 8% were apartments, 8% were office buildings, and 8% were warehouses, and 1% were other.  Protective specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities.  No single tenant’s leased space represents more than 2.8% of mortgage loans.  Approximately 74% of the mortgage loans are on properties located in the following states listed in decreasing order of significance: Texas, Tennessee, Georgia, North Carolina, South Carolina, Alabama, Florida, Pennsylvania, California, Ohio, Mississippi, and Indiana.

Many of the mortgage loans have call provisions between 3 to 10 years. Assuming the loans are called at their next call dates, approximately $125.0 million would become due in 2004, $537.3 million in 2005 to 2008, $461.5 million in 2009 to 2013, and $40.2 million thereafter.

At December 31, 2003, the average mortgage loan was approximately $2.2 million, and the weighted average interest rate was 7.2%.  The largest single mortgage loan was $19.6 million.

For several years Protective has offered a type of commercial mortgage loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate.  As of December 31, 2003 and 2002, approximately $382.7 million and $475.5 million, respectively, of Protective’s mortgage loans have this participation feature.

At December 31, 2003 and 2002, Protective’s problem mortgage loans (over ninety days past due) and foreclosed properties totaled $11.8 million and $16.2 million, respectively.  Since Protective’s mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate.  Based on Protective’s evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans.

At December 31, 2003 and 2002, Protective had investments related to retained beneficial interests of mortgage loan securitizations of $283.6 million and $295.7 million, respectively.

Certain investments with a carrying value of $64.4 million were non-income producing for the twelve months ended December 31, 2003.

Policy loan interest rates generally range from 4.5% to 8.0%.

Note D —INCOME TAXES

Protective’s effective income tax rate related to continuing operations varied from the maximum federal income tax rate as follows:

	2003	2002	2001

Statutory federal income tax rate applied to pretax income	35.0%	35.0%	35.0%
Dividends received deduction and tax-exempt income	(1.2)	(2.3)	(1.7)
Low-income housing credit	(0.2)	(0.5)	(0.5)
Other	(0.2)	2.1	(0.1)
State income taxes	0.3	0.6	0.2
Effective income tax rate	33.7%	34.9%	32.9%

The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.

Details of the deferred income tax provision for the years ended December 31 are as follows:

	2003	2002

Deferred policy acquisition costs	$54,747	$51,998
Benefits and other policy liability changes	41,065	(22,359)
Temporary differences of investment income	(19,080)	(28,637)
Other items	(1,291)	7,892
	$75,441	$8,894

The components of Protective’s net deferred income tax liability as of December 31 were as follows:

	2003	2002
Deferred income tax assets:
Policy and policyholder liability reserves	$279,016	$320,081
Other	4,292	3,001
	283,308	323,082
Deferred income tax liabilities:
Deferred policy acquisition costs	485,816	431,069
Unrealized gains (losses) on investments	136,765	98,857
	622,581	529,926
Net deferred income tax liability	$339,273	$206,844

Under pre-1984 life insurance company income tax laws, a portion of Protective’s gain from operations which was not subject to current income taxation was accumulated for income tax purposes in a memorandum account designated as Policyholders’ Surplus.  The aggregate accumulation in this account at December 31, 2003 was approximately $70.5 million.  Should the accumulation in the Policyholders’ Surplus account exceed certain stated maximums, or should distributions including cash dividends be made to PLC in excess of approximately $1.6 billion, such excess would be subject to federal income taxes at rates then effective.  Deferred income taxes have not been provided on amounts designated as Policyholders’ Surplus.  Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders’ Surplus accounts.

Protective’s income tax returns are included in the consolidated income tax returns of PLC.  The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations.

Note E — DEBT

Under revolving line of credit arrangements with several banks, PLC can borrow up to $200 million on an unsecured basis.  No compensating balances are required to maintain the line of credit.  These lines of credit arrangements contain, among other provisions, requirements for maintaining certain financial ratios, and restrictions on indebtedness incurred by PLC’s subsidiaries including Protective.  Additionally, PLC, on a consolidated basis, cannot incur debt in excess of 40% of its total capital.  At December 31, 2003, PLC had $25.0 million of borrowings outstanding under these credit arrangements at an interest rate of 1.64%.

Protective has a mortgage note on investment real estate amounting to approximately $2.2 million that matures in 2004.

Included in indebtedness to related parties at December 31, 2002,was a surplus debenture issued by Protective to PLC.  The balance of the surplus debenture was $2 million.  The surplus debenture was due and paid in 2003.

Protective routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another’s behalf. Receivables and payables among affiliates are generally settled monthly.

Interest expense on debt totaled $1.6 million, $1.4 million, and $1.8 million in 2003, 2002, and 2001, respectively.

Note F — RECENT ACQUISITIONS

In January 2001, Protective coinsured a block of individual life policies from Standard Insurance Company.

In October 2001, Protective completed the acquisition of the stock of Inter-State Assurance Company (Inter-State) and First Variable Life Insurance Company (First Variable) from ILona Financial Group, Inc., a subsidiary of Irish Life & Permanent plc of Dublin, Ireland.  The purchase price was approximately $250 million.  The assets acquired included $166.1 million of present value of future profits.

In June 2002, Protective coinsured a block of traditional life and interest-sensitive life insurance policies from Conseco Variable Insurance Company. These transactions have been accounted for as purchases, and the results of the transactions have been included in the accompanying financial statements since their respective effective dates.

Summarized below are the consolidated results of operations for 2002, on an unaudited pro forma basis, as if the Conseco transaction had occurred as of January 1, 2002.  The pro forma information is based on Protective’s consolidated results of operations for 2002, and on data provided by the acquired block, after giving effect to certain pro forma adjustments.  The pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above nor are they indicative of results of the future operations of the combined enterprises.

(unaudited)	2002

Total revenues	$1,844,221
Net income	160,020

Note G — COMMITMENTS AND CONTINGENT LIABILITIES

Protective leases administrative and marketing office space in approximately 24 cities including Birmingham, with most leases being for periods of three to ten years.  The aggregate annualized rent is approximately $8.0 million.

In 2000, Protective entered into an arrangement with an unrelated party related to the construction of a building contiguous to its existing home office complex.  The unrelated party owns the building and leases it to Protective.  The lease is accounted for as an operating lease under SFAS No. 13 “Accounting For Leases”.  Lease payments commenced upon completion, which occurred January 31, 2003, and is based on then current LIBOR interest rates and the cost of the building.  At the end of the lease term, February 1, 2007, Protective may purchase the building for the original building cost of approximately $75 million.  Based upon current interest rates, annual lease payments are estimated to be $1.5 million.  Were Protective not to purchase the building, a payment of approximately $66 million would be due at the end of the lease term.

Under insurance guaranty fund laws, in most states insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies.  Protective does not believe such assessments will be materially different from amounts already provided for in the financial statements.  Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer’s own financial strength.

A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives’ relationships with agents or persons with whom the insurer does business, and other matters.  Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive and non-economic compensatory damages.  In some states, juries, judges and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration.  Arbitration awards are subject to very little appellate review.  In addition, in some class action and other lawsuits, companies have made material settlement payments.  Protective, like other financial service companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration.  Although the outcome of any such litigation or arbitration cannot be predicted Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.

Note H — SHARE-OWNER’S EQUITY AND RESTRICTIONS

At December 31, 2003, approximately $1,386.9 million of consolidated share-owner’s equity, excluding net unrealized gains on investments, represented net assets of Protective and its subsidiaries that cannot be transferred to PLC in the form of dividends, loans, or advances.  In addition, Protective and its subsidiaries are subject to various state statutory and regulatory restrictions on their ability to pay dividends to PLC.  In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period.  Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner.  The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2004 is estimated to be $293.8 million.

Note I — PREFERRED STOCK

PLC owns all of the 2,000 shares of preferred stock issued by Protective’s subsidiary, Protective Life and Annuity Insurance Company (PL&A).  The stock pays, when and if declared, noncumulative participating dividends to the extent PL&A’s statutory earnings for the immediately preceding fiscal year exceeded $1.0 million.  In 2003, PL&A paid no dividend to PLC. In 2002, PL&A paid a $50.0 thousand preferred dividend to PLC, and PL&A paid a $1.0 million preferred dividend to PLC in 2001.

Note J — RELATED PARTY MATTERS

On August 6, 1990, PLC announced that its Board of Directors approved the formation of an Employee Stock Ownership Plan (ESOP).  On December 1, 1990, Protective transferred to the ESOP 520,000 shares of PLC’s common stock held by it in exchange for a note.  The outstanding balance of the note, $3.4 million at December 31, 2003, is accounted for as a reduction to share-owner’s equity.  The stock will be used to match employee contributions to PLC’s existing 401(k) Plan.  The ESOP shares are dividend paying. Dividends on the shares are used to pay the ESOP’s note to Protective.

Protective leases furnished office space and computers to affiliates. Lease revenues were $4.7 million in 2003, $3.5 million in 2002, and $4.0 million in 2001.  Protective purchases data processing, legal, investment and management services from affiliates.  The costs of such services were $93.1 million, $88.0 million, and $82.6 million in 2003, 2002, and 2001, respectively.  Commissions paid to affiliated marketing organizations of $8.6 million, $8.2 million, and $10.0 million, in 2003, 2002, and 2001, respectively, were included in deferred policy acquisition costs.

Certain corporations with which PLC’s directors were affiliated paid Protective premiums and policy fees or other amounts for various types of insurance and investment products.  Such premiums, policy fees, and other amounts totaled $12.2 million, $16.0 million and $19.6 million in 2003, 2002, and 2001, respectively.  Protective and/or PLC paid commissions, interest on debt and investment products, and fees to these same corporations totaling $2.1 million, $1.6 million and $5.9 million in 2003, 2002, and 2001, respectively.

For a discussion of indebtedness to related parties, see Note E.

Note K — OPERATING SEGMENTS

Protective operates several business segments, each having a strategic focus.  An operating segment is generally distinguished by products and/or channels of distribution.  A brief description of each segment follows.

•                        The Life Marketing segment markets level premium term and term-like insurance, universal life, and variable universal life products on a national basis primarily through networks of independent insurance agents and brokers, and in the “bank owned life insurance” market.

•                        The Acquisitions segment focuses on acquiring, converting, and servicing policies acquired from other companies.  The segment’s primary focus is on life insurance policies sold to individuals.

•                        The Annuities segment manufactures, sells, and supports fixed and variable annuity products.  These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Life Marketing segment’s sales force.

•                        The Stable Value Products segment markets guaranteed investment contracts to 401(k) and other qualified retirement savings plans, and sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferable denominations.  The segment also markets fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments, and money market funds.  During the fourth quarter of 2003, Protective registered a funding agreement-backed notes program with the SEC.

•                        The Asset Protection segment markets extended service contracts and credit life and disability insurance to protect consumers’ investments in automobiles and watercraft.

Protective has an additional segment herein referred to as Corporate and Other.  The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the segments above (including net investment income on unallocated capital and interest on substantially all debt).  This segment also includes earnings from several small non-strategic lines of business (mostly cancer insurance, residual value insurance, surety insurance and group annuities), and various investment-related transactions.  During 2004, a decision was made by management to move the surety and residual value insurance lines from the Asset Protection segment to Corporate and Other.  All segment information presented has been amended to reflect such change.

Protective uses the same accounting policies and procedures to measure operating segment income and assets as it uses to measure its consolidated net income and assets.  Operating segment income is generally income before income tax, adjusted to exclude any pretax minority interest in income of consolidated subsidiaries.  Premiums and policy fees, other income, benefits and settlement expenses, and amortization of deferred policy acquisition costs are attributed directly to each operating segment.  Net investment income is allocated based on directly related assets required for transacting the business of that segment. Realized investment gains (losses) and other operating expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment.

Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.

There are no significant intersegment transactions.

The following table sets forth total operating segment income and assets for the periods shown.  Adjustments represent the inclusion of unallocated realized investment gains (losses), the recognition of income tax expense, income from discontinued operations, and cumulative effect of change in accounting principle.  Asset adjustments represent the inclusion of assets related to discontinued operations.

	Operating Segment Income for the Year Ended December 31, 2003
	Life Marketing	Acquisitions	Annuities	Stable Value Products

Premiums and policy fees	$856,431	$289,906	$26,265
Reinsurance ceded	(657,778)	(75,994)
Net of reinsurance ceded	198,653	213,912	26,265
Net investment income	229,913	246,143	224,330	$233,104
Realized investment gains (losses)			22,733	9,756
Other income	875	2,640	3,768
Total revenues	429,441	462,695	277,096	242,860
Benefits and settlement expenses	253,785	291,768	197,955	186,565
Amortization of deferred policy acquisition costs	66,078	32,690	38,196	2,279
Other operating expenses	(50,379)	41,537	23,969	5,349
Total benefits and expenses	269,484	365,995	260,120	194,193
Income from continuing operations before income tax	159,957	96,700	16,976	48,667
Less: realized investment gains (losses)			22,733	9,756
Add back: related amortization of deferred policy acquisition cost			18,947
Operating income	159,957	96,700	13,190	38,911

	Asset Protection	Corporate and Other	Adjustments	Total Consolidated

Premiums and policy fees	$424,500	$56,507		$1,653,609
Reinsurance ceded	(179,934)	(4,229)		(917,935)
Net of reinsurance ceded	244,566	52,578		735,674
Net investment income	36,423	10,830		980,743
Realized investment gains (losses)		42,524		75,013
Other income	38,063	1,479		46,825
Total revenues	319,052	107,111		1,838,255
Benefits and settlement expenses	142,169	51,835		1,124,077
Amortization of deferred policy acquisition costs	80,320	5,544		225,107
Other operating expenses	80,544	38,079		139,099
Total benefits and expenses	303,033	95,458		1,488,283
Income (loss) from continuing operations before income tax	16,019	11,653		349,972
Less: realized investment gains (losses)		42,524
Add back: derivative gains related to investments		10,036
Operating income (loss)	16,019	(20,835)
Income tax expense			$117,932	117,932
Net income				$232,040

	Operating Segment Income for the Year Ended December 31, 2002
	Life Marketing	Acquisitions	Annuities	Stable Value Products

Premiums and policy fees	$673,412	$300,818	$25,826
Reinsurance ceded	(453,228)	(76,333)
Net of reinsurance ceded	220,184	224,485	25,826
Net investment income	208,451	252,147	220,433	$246,098
Realized investment gains (losses)			2,277	(7,061)
Other income	1,344	1,826	3,229
Total revenues	429,979	478,458	251,765	239,037
Benefits and settlement expenses	228,225	301,400	186,107	196,576
Amortization of deferred policy acquisition costs	117,836	35,245	24,669	2,304
Other operating expenses	(41,501)	45,395	26,037	4,946
Total benefits and expenses	304,560	382,040	236,813	203,826
Income from continuing operations before income tax	125,419	96,418	14,952	35,211
Less: realized investment gains (losses)			2,277	(7,061)
Add back: related amortization of deferred policy acquisition cost			1,981
Operating income	125,419	96,418	14,656	42,272

	Asset Protection	Corporate and Other	Adjustments	Total Consolidated

Premiums and policy fees	$475,189	$72,956		$1,548,201
Reinsurance ceded	(189,338)	(19,259)		(738,158)
Net of reinsurance ceded	285,851	53,697		810,043
Net investment income	41,372	3,307		971,808
Realized investment gains (losses)		12,390		7,606
Other income	33,568	1,516		41,483
Total revenues	360,791	70,910		1,830,940
Benefits and settlement expenses	204,069	50,708		1,167,085
Amortization of deferred policy acquisition costs	75,108	12,500		267,662
Other operating expenses	88,275	31,418		154,570
Total benefits and expenses	367,452	94,626		1,589,317
Income (loss) from continuing operations before income tax	(6,661)	(23,716)		241,623
Less: realized investment gains (losses)		12,390
Add back: derivative gains related to investments		8,251
Operating income (loss)	(6,661)	(27,855)
Income tax expense			$84,229	84,229
Net income				$157,394

	Operating Segment Income for the Year Ended December 31, 2001
	Life Marketing	Acquisitions	Annuities	Stable Value Products

Premiums and policy fees	$542,407	$243,914	$28,145
Reinsurance ceded	(421,411)	(61,482)
Net of reinsurance ceded	120,996	182,432	28,145
Net investment income	178,866	187,535	167,809	$261,079
Realized investment gains (losses)			1,139	7,218
Other income	1,134	345	3,441
Total revenues	300,996	370,312	200,534	268,297
Benefits and settlement expenses	190,538	238,877	137,204	222,306
Amortization of deferred policy acquisition costs and goodwill	41,399	20,500	24,021	1,662
Other operating expenses	(22,957)	41,684	24,073	3,961
Total benefits and expenses	208,980	301,061	185,298	227,929
Income from continuing operations before income tax	92,016	69,251	15,236	40,368
Less: realized investment gains (losses)			1,139	7,218
Add back: related amortization of deferred policy acquisition cost			996
Operating income	92,016	69,251	15,093	33,150

	Asset Protection	Corporate and Other	Adjustments	Total Consolidated

Premiums and policy fees	$509,196	$66,157		$1,389,819
Reinsurance ceded	(272,930)	(15,328)		(771,151)
Net of reinsurance ceded	236,266	50,829		618,668
Net investment income	46,963	(7,049)		835,203
Realized investment gains (losses)		(12,298)		(3,941)
Other income	31,510	2,148		38,578
Total revenues	314,739	33,630		1,488,508
Benefits and settlement expenses	141,789	41,910		972,624
Amortization of deferred policy acquisition costs and goodwill	56,576	5,727		149,885
Other operating expenses	78,311	26,969		152,041
Total benefits and expenses	276,676	74,606		1,274,550
Income (loss) from continuing operations before income tax	38,063	(40,976)		213,958
Less: realized investment gains (losses)		(12,298)
Add back: derivative gains related to investments		3,900
Operating income (loss)	38,063	(24,778)
Income tax expense			$70,457	70,457
Discontinued operations, net of income tax			(27,610)	(27,610)
Change in accounting principle, net of income tax			(8,341)	(8,341)
Net income				$107,550

	Operating Segment Assets December 31, 2003
	Life Marketing	Acquisitions	Annuities	Stable Value Products

Investments and other assets	$4,983,336	$4,356,929	$5,433,465	$4,520,955
Deferred policy acquisition costs	1,185,102	385,042	101,096	7,186
Goodwill
Total assets	$6,168,438	$4,741,971	$5,534,561	$4,528,141

	Asset Protection	Corporate and Other	Adjustments	Total Consolidated

Investments and other assets	$913,405	$1,807,317	$57,094	$22,072,501
Deferred policy acquisition costs	175,264	9,878		1,863,568
Goodwill	35,143			35,143
Total assets	$1,123,812	$1,817,195	$57,094	$23,971,212

	Operating Segment Assets December 31, 2002
	Life Marketing	Acquisitions	Annuities	Stable Value Products

Investments and other assets	$4,193,729	$4,553,958	$4,821,398	$3,930,669
Deferred policy acquisition costs	973,631	435,592	93,140	4,908
Goodwill
Total assets	$5,167,360	$4,989,550	$4,914,538	$3,935,577

	Asset Protection	Corporate and Other	Adjustments	Total Consolidated

Investments and other assets	$1,003,562	$1,440,898	$79,064	$20,023,278
Deferred policy acquisition costs	191,840	10,143		1,709,254
Goodwill	35,143			35,143
Total assets	$1,230,545	$1,451,041	$79,064	$21,767,675

Note L — EMPLOYEE BENEFIT PLANS

PLC has a defined benefit pension plan covering substantially all of its employees, including Protective employees.  The plan is not separable by affiliates participating in the plan.  The benefits are based on years of service and the employee’s highest thirty-six consecutive months of compensation.  PLC’s funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements of ERISA plus such additional amounts as PLC may determine to be appropriate from time to time.  Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

At December 31, 2003, PLC estimated that its 2004 defined benefit pension plan expense will be $6.4 million, which is PLC’s estimate of its expected contributions for 2004.  The measurement date used to determine the benefit expense and benefit obligations of the plan is December 31, 2003.

The actuarial present value of benefit obligations and the funded status of the plan at December 31 are as follows:

	2003	2002

Projected benefit obligation, beginning of the year	$62,179	$50,869
Service cost – benefits earned during the year	4,513	3,723
Interest cost – on projected benefit obligation	4,666	4,111
Actuarial loss	7,531	6,353
Benefits paid	(1,435)	(2,877)
Projected benefit obligation, end of the year	77,454	62,179
Fair value of plan assets beginning of the year	49,450	44,024
Actual return on plan assets	12,886	(7,845)
Employer contribution	13,170	16,149
Benefits paid	(1,435)	(2,878)
Fair value of plan assets end of the year	74,071	49,450
Plan assets less than the projected benefit obligation	(3,383)	(12,729)
Unrecognized net actuarial loss from past experience different from that assumed	27,453	28,252
Unrecognized prior service cost	1,672	1,886
Other adjustments	684
Net pension asset	$26,426	$17,409
Accumulated benefit obligation	$60,984	$47,707
Fair value of assets	74,071	49,450
Unfunded accumulated benefit obligation	$0	$0

Assumptions used to determine the benefit obligations as of December 31 were as follows:

	2003	2002
Weighted average discount rate	6.25%	6.75%
Rates of increase in compensation level	4.00	4.50
Expected long-term rate of return on assets	8.50	8.50

Net pension cost of the defined benefit pension plan includes the following components for the years ended December 31:

	2003	2002	2001

Service cost	$4,513	$3,723	$3,739
Interest cost	4,666	4,111	3,531
Expected return on plan assets	(5,604)	(4,265)	(3,669)
Amortization of prior service cost	214	263	176
Amortization of losses	1,049	302	141
Cost of divestiture			186
Net pension cost	$4,838	$4,134	$4,104

Assumptions used to determine the net pension cost for the years ended December 31 were as follows:

	2003	2002	2001

Weighted average discount rate	6.75%	7.25%	7.50%
Rates of increase in compensation level	4.50	5.00	5.25
Expected long-term rate of return on assets	8.50	8.50	8.50

Plan assets by category as of December 31 were as follows:

	2003	2002
Cash and cash equivalents	$3,273	$2,588
Equity securities	53,413	39,157
Fixed income	17,385	7,705
Total	$74,071	$49,450

Prior to July 1999, upon an employee’s retirement, a distribution from pension plan assets was used to purchase a single premium annuity from Protective in the retiree’s name.  Therefore, amounts shown above as plan assets exclude assets relating to such retirees.  Since July 1999, retiree obligations have been fulfilled from pension plan assets.  The defined benefit pension plan has a target asset allocation of 60% domestic equities, 38% fixed income, and 2% cash and cash equivalents.  When calculating asset allocation, PLC includes reserves for pre-July 1999 retirees.  Based on historical data of the domestic equity markets and PLC’s group annuity investments, the plan’s target asset allocation would be expected to earn annualized returns in excess of 9% per year.  In arriving at the plan’s 8.5% expected rate of return, PLC has adjusted this historical data to reflect lower expectations for equity returns.  The plan’s equity assets are invested in a domestic equity index collective trust managed by Northern Trust Corporation.  The plan’s cash equivalents are invested in a collective trust managed by Northern Trust Corporation.  The plan’s fixed income assets are invested in a group annuity contract with Protective.

PLC also sponsors an unfunded excess benefits plan, which is a nonqualified plan that provides defined pension benefits in excess of limits imposed on qualified plans by federal tax law.  At December 31, 2003 and 2002, the projected benefit obligation of this plan totaled $18.1 million and $17.2 million, respectively, of which $15.5 million and $14.4 million, respectively, have been recognized in PLC’s financial statements.

Net pension costs of the excess benefits plan includes the following components for the years ended December 31:

	2003	2002	2001

Service cost	$485	$455	$686
Interest cost	1,182	1,178	1,121
Amortization of prior service cost	16	16	19
Amortization of transition asset			37
Recognized net actuarial loss	118	71	233
Cost of divestiture and special termination benefits	81		1,807
Net pension cost	$1,882	$1,720	$3,903

In addition to pension benefits, PLC provides limited healthcare benefits to eligible retired employees until age 65.  This postretirement benefit is provided by an unfunded plan.  This benefit has no material effect on PLC’s consolidated financial statements.  For a closed group of retirees over age 65, PLC provides a prescription drug benefit.  At December 31, 2003, PLC’s liability related to this benefit was $0.3 million.  PLC’s obligation is not materially affected by a 1% change in the healthcare cost trend assumptions used in the calculation of the obligation.

Life insurance benefits for retirees from $10,000 up to a maximum of $75,000 are provided through the payment of premiums under a group life insurance policy.  This plan is partially funded at a maximum of $50,000 face amount of insurance.

PLC sponsors a defined contribution retirement plan which covers substantially all employees.  Employee contributions are made on a before-tax basis as provided by Section 401(k) of the Internal Revenue Code. PLC established an Employee Stock Ownership Plan (ESOP) to match voluntary employee contributions to PLC’s 401(k) Plan.  In 1994, a stock bonus was added to the 401(k) Plan for employees who are not otherwise under a bonus or sales incentive plan.  Expense related to the ESOP consists of the cost of the shares allocated to participating employees plus the interest expense on the ESOP’s note payable to Protective less dividends on shares held by the ESOP.  At December 31, 2003, PLC had committed approximately 124,682 shares to be released to fund the 401(k) Plan match.  The expense recorded by PLC for these employee benefits was $0.6 million, $0.1 million and less than $0.1 million in 2003, 2002, and 2001, respectively.

PLC sponsors a deferred compensation plan for certain directors, officers, agents, and others. Compensation deferred is credited to the participants in cash, PLC Common Stock, or as a combination thereof.

Protective’s share of net costs related to employee benefit plans was approximately $6.9 million, $3.8 million, and $5.4 million, in 2003, 2002, and 2001, respectively.

Note M — STOCK BASED COMPENSATION

Certain Protective employees participate in PLC’s stock-based incentive plans and receive stock appreciation rights (SARs) from PLC.

Since 1973, Protective has had stock-based incentive plans to motivate management to focus on PLC’s long-range performance through the awarding of stock-based compensation.  Under plans approved by share owners in 1997 and 2003, up to 6,500,000 shares may be issued in payment of awards.

The criteria for payment of performance awards is based primarily upon a comparison of PLC’s average return on average equity and total rate of return over a four-year award period (earlier upon the death, disability, or retirement of the executive, or in certain circumstances, of a change in control of PLC) to that of a comparison group of publicly held life and multiline insurance companies.  If PLC’s results are below the median of the comparison group, no portion of the award is earned.  If PLC’s results are at or above the 90th percentile, the award maximum is earned.  Awards are paid in shares of PLC Common Stock.

Performance shares and performance-based stock appreciation rights (P-SARs) awarded in 2003, 2002, 2001, and 2000, and the estimated fair value of the awards at grant date are as follows:

Year Awarded	Performance Shares	P-SARs	Estimated Fair Value

2003	148,730		$3,900
2002	192,360		5,700
2001	153,490	40,000	4,900
2000	3,330	513,618	3,700

Performance shares are equivalent in value to one share of PLC Common Stock times the award earned percentage payout.  P-SARs convert to the equivalent of one stock appreciation right (SAR) if earned times the award earned percentage payout. Of the 2000 P-SARs awarded, 87,778 have been canceled and 135,104 have been converted to 145,910 SARs.  The remaining 290,076 P-SARs will convert to SARs in 2004 if earned.  The 40,000 P-SARs awarded in 2001 were not earned and have been canceled.  The P-SARs, if earned and converted to SARs, expire 10 years after the grant date.  At December 31, 2003, the total outstanding performance shares and P-SARs related to these performance-based plans measured at maximum payouts were 660,610 and 456,286, respectively.

Between 1996 and 2002 SARs were granted (in addition to the P-SARs discussed above) to certain officers of PLC to provide long-term incentive compensation based solely on the performance of PLC’s Common Stock.  The SARs are exercisable after five years (earlier upon the death, disability, or retirement of the officer, or in certain circumstances, of a change in control of PLC) and expire after ten years or upon termination of employment.  The SARs activity as well as weighted average base price for 2001, 2002, and 2003 is as follows:

	Wtd. Avg.Base Price	No. of SARs

Balance at December 31, 2000	$18.64	875,000
SAR granted	26.34	138,751
P-SARs converted	22.31	100,072
Balance at December 31, 2001	$19.92	1,113,823
SARs granted	32.00	480,000
SARs exercised	32.60	(80,000)
SARs canceled	22.31	(15,000)
Balance at December 31, 2002	$23.90	1,498,823
SARs granted	26.49	95,000
SARs converted	22.31	45,838
SARs canceled	30.77	(22,500)
Balance at December 31, 2003	$23.91	1,617,161

The outstanding SARs at December 31, 2003, were at the following base prices:

Base Price	SARs Outstanding	Remaining Life in Years	Currently Exercisable
$17.44	580,000	2	580,000
22.31	419,661	6	239,161
31.26	50,000	7	0
31.29	7,500	7	2,500
32.00	465,000	8	30,000
26.49	95,000	9	15,000

The SARs issued in 2001, 2002, and 2003 had estimated fair values at grant date of $0.6 million, $3.7 million, and $0.6 million, respectively.  The fair value of the 2003 SARs was estimated using a Black-Scholes option pricing model.  Assumptions used in the model were as follows: expected volatility of 25.0% (approximately equal to that of the S&P Life and Health Insurance Index), a risk-free interest rate of 3.1%, a dividend rate of 2.1%, and an expected exercise date of 2009.

PLC will pay an amount equal to the difference between the specified base price of PLC’s Common Stock and the market value at the exercise date for each SAR.

The expense recorded by PLC for its stock-based compensation plans was $5.5 million, $5.2 million, and $5.6 million in 2003, 2002, and 2001, respectively.  PLC’s obligations of its stock-based compensation plans that are expected to be settled in shares of PLC’s Common Stock are reported as a component of PLC’s share-owners’ equity.

Note N — REINSURANCE

Protective reinsures certain of its risks with, and assumes risks from other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements.  Under yearly renewable term agreements, Protective generally pays specific premiums to the reinsurer and receives specific amounts from the reinsurer as reimbursement for certain expenses.  Coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer.  Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments.  Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies.  A substantial portion of Protective’s new life insurance and credit insurance sales is being reinsured.  Protective reviews the financial condition of its reinsurers.

Protective continues to monitor the consolidation of reinsurers and the concentration of credit risk Protective has with any reinsurer.  At December 31, 2003, Protective had reinsured approximately 89.6% of the face value of its life insurance in force.  Protective had reinsured approximately 59.1% of the face value of its life insurance in force with three reinsurers.  These reinsurers had a minimum Standard & Poor’s rating of AA- and a minimum A. M. Best rating of A+.  Protective has not experienced any credit losses for the years ended December 31, 2003, 2002, or 2001 related to these reinsurers.

Protective has reinsured approximately $292.7 billion, $219.0 billion and $171.4 billion in face amount of life insurance risks with other insurers representing $781.8 million, $546.0 million and $565.1 million of premium income for 2003, 2002, and 2001, respectively.  Protective has also reinsured accident and health risks representing $61.6 million, $61.5 million and $122.7 million of premium income for 2003, 2002, and 2001, respectively.  In addition, Protective reinsured property and casualty risks representing $91.0 million, $143.9 million, and $83.3 million of premium income for 2003, 2002, and 2001, respectively.  In 2003 and 2002, policy and claim reserves relating to insurance ceded of $2,230.7 million and $2,304.9 million, respectively, are included in reinsurance receivables.  Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with Protective.  At December 31, 2003 and 2002, Protective had paid $53.3 million and $45.5 million, respectively, of ceded benefits which are recoverable from reinsurers.  In addition, at December 31, 2003, Protective had receivables of $66.6 million related to insurance assumed.

In 2002, Protective discovered that it had overpaid reinsurance premiums to several reinsurance companies of approximately $94.5 million.  At December 31, 2002, Protective had recorded cash and receivables totaling $69.7 million, which reflected the amounts received and Protective’s then current estimate of amounts to be recovered in the future, based upon the information available.  The corresponding increase in premiums and policy fees resulted in $62.5 million of additional amortization of deferred policy acquisition costs in 2002.  The amortization of deferred policy acquisition costs takes into account the amortization relating to the increase in premiums and policy fees as well as the additional amortization required should the remainder of the overpayment not be collected.  In 2003, Protective substantially completed its recovery of the reinsurance overpayment.  As a result, Protective increased premiums and policy fees by $18.4 million in 2003.  The increase in premiums and policy fees resulted in $6.1 million of additional amortization of deferred policy acquisitions costs.  As a result of the recoveries, income before income tax increased $12.3 million and $7.2 million in 2003 and 2002, respectively.

Note O — ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of Protective’s financial instruments at December 31 are as follows:

	2003		2002
	Carrying Amount	Fair Values	Carrying Amount	Fair Values

Assets (see Notes A and C):
Investments:
Fixed maturities	$12,927,520	$12,927,520	$11,655,465	$11,655,465
Equity securities	30,521	30,521	48,799	48,799
Mortgage-loans on real estate	2,733,722	2,958,052	2,518,151	2,826,133
Short-term investments	510,635	510,635	447,155	447,155

Liabilities (see Notes A and E):
Stable value product account balances	4,676,531	4,736,681	4,018,552	4,124,192
Annuity account balances	3,480,577	3,475,167	3,697,495	3,751,223
Notes payable	2,234	2,234	2,264	2,264
Other (see Note A):
Derivative financial instruments	169,798	169,798	86,766	86,766

Except as noted below, fair values were estimated using quoted market prices.

Protective estimates the fair value of its mortgage loans using discounted cash flows from the next call date.

Protective believes the fair value of its short-term investments and notes payable to banks approximates book value due to either being short-term or having a variable rate of interest.

Protective estimates the fair value of its guaranteed investment contracts and annuities using discounted cash flows and surrender values, respectively.

Protective believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits.

Protective estimates the fair value of its derivative financial instruments using market quotes or derivative pricing models.  The fair value represents the net amount of cash Protective would have received (or paid) had the contracts been terminated on December 31.